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                                                                    Exhibit 4.2

                                  FEE AGREEMENT

This FEE AGREEMENT (the "Agreement") is between AuGRID Corporation (herein after the "Client" or the "Company"), and Farhad Walji ("Walji or Consultant") .

Walji has provided and has agreed to continue to provide necessary, non-promotional, services to Client with respect to certain operation of the Company.

To protect both of the parties and to comply with professional obligations, we have already discussed with each other and resolved any potential conflicts of interest with present or former clients. The services, which Walji provides, are in accordance with the following terms and conditions:

1.     Services  to  be  Rendered

Client has retained Walji for the purpose of assisting the Company in the conducting of certain business functions. It is contemplated that the services to be rendered by Walji may include, but not necessarily be limited to:

    *      Review  of  Accounts  Receivable
    *      Review  of  Accounts  Payable
    *      Interfacing  with  Company  Accountants
    *      Interfacing  with  Company  Lawyers
    *      Interfacing  with  Company  directors  and  officers





2.     Fees

Fees charged herein are based upon the reasonable value of Walji's services as heretofore agreed to by the parties. Fees are based on the rates normally charged by Walji.

Walji's normal fee is Ten Thousand Dollars ($10,000) per month. It is anticipated that Client and Walji may agree on fixed fees for special projects from time to time. The fee arrangements for special projects will be agreed to in writing from time to time. The duration of this contract shall be for twelve months and the company has the right to cancel the contract at any time but must pay the consultant for services for the first 6 months in advanced with no ability to rescind the contract for that six-month time frame once this contract has started. After the first six months has ending the Consultant shall be on a month-to-month payment schedule. The consultant understands that if the Company is not happy with the services for any reason the Company has the right to cancel this agreement any time previous to the start of a new month of employment. The dollar amount of this contract shall be a total of ONE HUNDRED TWENTY THOUSAND ($120,000). After the first six months employment the Consultants compensation shall be based on the current market price of the Company's stock on the day of issuance.

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Client  and  Walji  have  agreed that upon signing of this contract that a SIXTY
THOUSAND DOLLARS payment shall be rendered to the Consultant for the first six months of services. The fee for the first six months will be paid to Walji in the form of Three Million (2,500,000) shares of the $0.001 par value common stock of the Company. The Company shall at its discretion after the first payment and service cycle has been complete have the right to either pay the Consultant in cash or stock for services.

Client understands Walji's services as set forth herein and that any work requested by the Company on other projects, which may be performed in the future, will be separately billed at Walji's normal billing rate, including the billing for services performed by Walji's assistants. Client further understands that during the course of Walji's engagement, it may be necessary or advisable for Walji to delegate various portions of this matter to others and Client agrees to such delegation of tasks, and the payment of the cost thereof, as Walji may believe is advisable or necessary.

Services performed subsequent to the signing of this agreement will be billed at normal billing rates as set forth herein.

Walji has not been engaged in this contract to perform, nor will Walji agree to perform any Investor Relations , Promotional and or Capital Raises services in connection with the services to be provided to the Company.

3.     Costs  and  Expenses

Client understands that in the course of any subsequent representation, it may be necessary for Walji to incur certain costs or expenses. Client will reimburse Walji for certain costs or expenses actually incurred and reasonably necessary for completing the assigned matter, as long as the charges for costs and expenses are competitive with other sources of the same products or services. More particularly, Client will reimburse Walji in accordance with the following guidelines:

               A. Computer Related Expenses. Client will reimburse Walji for computerized research and research services. However, any charges over $500 will require prior approval. Client also encourages Walji to utilize computer services, which will enable Walji to more efficiently manage the project.

               B. Travel. Client will reimburse Walji for expenses in connection with out of town travel. However, Client will only reimburse for economy class travel and, where necessary, for the reasonable cost of a rental car. All related travel expenses, i.e., lodging and meals, must be reasonable under the circumstances.

               C. Filing Fees & Court Costs. Client will reimburse Walji for expenses incurred in connection with filing fees and court costs,


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               if  any,  but  will not be responsible for sanctions or penalties imposed  due  to  the  conduct  of  Walji.

4.     Billing

Client agrees to satisfy Walji's fees by way of the issuance to the Consultant of Two Million Five Hundred Thosand shares(2,500,000) shares of Client's common stock (the "Fee Shares"), which Fee Shares shall be issued in Walji's name, or as designated by him, and delivered to Walji within five (5) business days of the signing of this Agreement. Subsequent billings shall be paid within twenty days of the billing date. Client shall have the option of paying subsequent billing by issuing sufficient free trading shares to Walji which when sold will satisfy the amount owed. Walji has not been engaged to perform, nor will Walji agree to perform any services in connection with a capital raising transaction.

Registration  of  Client  Shares

No later than ten (10) days following the date hereof as to the Fee Shares and the Option, Client will cause such shares to be registered with the Securities and Exchange Commission under a Form S-8 or other applicable registration statement, and it shall cause such registration statement to remain effective at all time while Walji holds such shares. At Walji's election, such shares may be issued prior to registration in reliance on exemptions from registration provided by Section 4(2) of the Securities Act of 1933 (the "33 Act"),
Regulation  D  of  the  '33  Act,  and  applicable  state  securities  laws.

5.     Involvement  of  Client

Client expects to be kept closely involved with the progress of Walji's services in this matter. Walji will keep Client informed of all material developments in this matter, and, in the case of litigation or administrative proceedings will provide sufficient notice to enable a representative to attend meetings, conferences, hearings and other proceedings. A copy of all correspondence in the course of Walji's services will be forwarded to Client.

There may be times when Walji will need to obtain information from Client. All requests for access to documents, employees, or other information shall be granted without unreasonable delay. At the conclusion of this matter, all documents obtained shall be returned upon request.

6.     Waiver  of  Certain  Conflicts.

Because Walji's representation is limited in scope, Client has agreed that, subject to conditions described below, Walji may represent, now and in the future, other persons and entities. In particular, Client has agreed that while Walji is representing Client in active pending matters, he may represent other clients in any matter adverse to Client (or Client's affiliates), provided that the matters (a) are not substantially related to active matters Walji is working on for Client, (b) do not involve situations where Walji has obtained confidential information from Client that is material to the new matter(s), and
(c) do not involve litigation against Client. In addition, if Walji's representation of Client is terminated, he may thereafter represent others with interests adverse to Client's interests (even in litigation), provided that the


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representation does not involve confidential information Walji has obtained from
Client that is material to those matters. By executing this Agreement Client is confirming the above and agreeing to waive any conflict of interest that arises in such situations.

7.     Termination

Client shall have the right to terminate Walji's engagement by written notice at any time. Walji has the same right to terminate this engagement, subject to an obligation to give Client reasonable notice to permit it to obtain alternative representation or services and subject to applicable ethical provisions. Walji will be expected to provide reasonable assistance in effecting a transfer of responsibilities to the new firm. Terms of the termination have been set forth in section 2 above.

8.     Records  and  Files  Retention.

All records and files will be retained and disposed of in compliance with Walji's policy in effect from time-to-time. Subject to future changes, it is Walji's current policy not to retain records relating to a matter for more than three (3) years from the date the matter is opened. Upon your prior written request, I will return records to you prior to their destruction. It is not administratively feasible to advise you of the closing of a matter or the disposal of records. It is recommended, therefore, that you maintain your own files for reference at the conclusion of this matter. If you have any questions concerning records retention policies, please contact Walji.

9.     No  Guarantee  of  Success.

It is impossible to provide any promise or guarantee about the outcome of Client's matter. Nothing in this Agreement or any statements by Walji or his assistants in dealing with the Client's matters constitute a promise or guarantee. Any comments about the outcome of the Client's matters are expressions of opinion only.

10.     Walji's  Fees.

This Agreement is governed by the laws of British Columbia and sets forth the entire agreement between the parties for rendering of the services, including professional services, which may occur pursuant to the terms of this agreement. All prior agreements or understandings of the parties have been and are merged herein. This agreement can be amended or modified only in writing. Each party signing below is jointly and severally responsible for all obligations due to Walji and represents that each has full authority to execute this Agreement so that it is binding. This Agreement may be signed in one or more counterparts and binds each party signing it whether or not any other proposed signatory ever executes it. If any provision of this Agreement or the application thereof is held invalid or unenforceable, the invalidity or unenforceability shall not affect other provisions or applications, and to this end the provisions of this Agreement are declared to be severable.

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"Client"
AuGRID  Corporation

Dated:  February  27,  2003


By:  _________________________
MJ  Shaheed  CEO  President


Consultant
Farhad  Walji

Dated:  February  27,  2003

By:  __________________________
Farhad  Walji


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                               AUGRID CORPORATION

 CERTIFICATE RE: ISSUANCE OF SHARES PURSUANT TO FORM S-8 REGISTRATION STATEMENT

     The undersigned has recently entered into an agreement (the "Agreement") with AuGRID Corporation, a Nevada corporation, (the "Company"), which agreement is included as an exhibit to a Registration Statement on Form S-8 to be filed with the U.S. Securities and Exchange Commission on or about March 5, 2003.

     The undersigned certifies to the Company that the services provided, or to be provided, to the Company pursuant to the Agreement are bona fide services to the Company and such services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Company's securities.

     The undersigned hereby expressly acknowledges that any information provided, or to be provided, to the undersigned, or any employee or affiliate of the undersigned, in connection with the services performed or to be performed under the Agreement, is likely to include material nonpublic information pursuant to the securities laws of the United States. Being advised that the Company is specifically relying upon Rule 100(b)(2)(ii) of Regulation FD in providing such information to the undersigned, or an employee or affiliate of the undersigned, under such Agreement or otherwise, the undersigned expressly agrees that the undersigned, on behalf of itself and its employees and affiliates, will not use such information in violation of United States securities laws, and specifically agrees to keep such information in confidence until such time as the Company makes public such material nonpublic information in accordance with the United States securities laws.



By:  ____________________________
     Farhad  Walji


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                               AUGRID CORPORATION
                            Confidentiality Agreement

     The undersigned has recently entered into a consulting agreement (the "Agreement") with AuGRID Corporation, a Nevada corporation, (the "Company").

     During the period of the undersigned's services under the Agreement, and all time thereafter, the undersigned agrees that, because of the valuable nature of the Confidential Information, he shall use his best efforts to maintain and protect the secrecy of the Confidential Information. Without in any manner limiting the generality of the foregoing obligation, the undersigned agrees that he shall not, directly or in-directly, without the prior written consent of the Company, disclose any Confidential Information to any other person or entity or use any Confidential Information for his own purposes.

     As used in this Agreement, the term "Confidential Information" means any knowledge, information or property relating to, or used or possessed by, the Company and its subsidiaries, and includes, without limitation, the following: trade secrets; patents, copyrights, software (including all programs, specifications, applications, routines, subroutines, techniques and idea for formulae); concepts, data, drawings, designs and documents; names of clients, customers, employees, agents, contractors, and suppliers; marketing information; financial information and other business records; and all copies of any of the foregoing.



By:  ____________________________
     Farhad  Walji


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